Exhibit 99.2

ITEM 2.  PROPERTIES

Facilities.  As of March 31, 2010, ATK occupied manufacturing, assembly, warehouse, test, research, development, and office facilities having a total floor space of approximately 20 million square feet. These facilities are either owned or leased, or are occupied under facilities-use contracts with the U.S. Government.

As of March 31, 2010, ATK’s operating segments had significant operations at the following locations:

Aerospace Systems	Brigham City/ Promontory, UT; Magna, UT; Clearfield, UT; Commerce, CA; Corona, CA; Goleta, CA; San Diego, CA; Beltsville, MD; Iuka, MS; Dayton, OH
Armament Systems	Mesa, AZ; Radford, VA; Elk River, MN; Plymouth, MN; Independence, MO
Missile Products	Woodland Hills, CA; Clearwater, FL; Elkton, MD; Ronkonkoma, NY; Tullahoma, TN; Fort Worth, TX ; Rocket Center, WV
Security and Sporting	Anoka, MN; Lewiston, ID; Oroville, CA; Santo Domingo, Dominican Republic; Fenton, MO; Lares, Puerto Rico; Mayaguez, Puerto Rico; Onalaska, WI
Corporate	Minneapolis, MN; Washington, D.C.

The following table summarizes the floor space, in thousands of square feet, occupied by each operating segment as of March 31, 2010:

	Owned	Leased	Government Owned(1)	Total
Aerospace Systems	5,299	3,081	567	8,947
Armament Systems	202	329	6,253	6,784
Missile Products	441	538	1,110	2,089
Security and Sporting	1,554	330		1,884
Corporate	—	134	—	134
Total	7,496	4,412	7,930	19,838
Percentage of total	38%	22%	40%	100%

(1)                                  These facilities are occupied under facilities contracts that generally require ATK to pay for all utilities, services, and maintenance costs.

Land.  ATK also uses land that it owns or leases for assembly, test, and evaluation, in Brigham City, Corrine, and Magna, UT, which is used by Aerospace Systems; in Elk River, MN, and Socorro, NM, which are used by Armament Systems.

ATK personnel also occupy space at the following facilities that are not owned or operated by ATK: Marshall Space Flight Center, Huntsville, AL; Kennedy Space Center, Cape Canaveral, FL; Vandenberg Air Force Base, Vandenberg, CA; and Picatinny Arsenal, Picatinny, NJ.

ATK’s properties are well maintained and in good operating condition and are sufficient to meet ATK’s near-term operating requirements.